Exhibit 99.1

Investor Contact: Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Press Contact: Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2015 RESULTS; COMPANY

AFFIRMS 2015 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – October 29, 2015 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2015 and affirmed its full-year 2015 and long-range outlook. Net income was $29.5 million, or $0.24 per diluted share, for the third quarter of 2015, as compared to $20.4 million, or $0.17 per diluted share, for the third quarter of 2014. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $63.8 million, as compared to $58.4 million for the prior-year period, representing a year-over-year increase of 9% and an OEBITDA margin(1) of 60%. OEBITDA grew largely due to higher government service revenue and lower product warranty expenses, as well as decreased manufacturing costs on certain products.

Iridium reported third-quarter total revenue of $106.0 million, which consisted of $81.2 million of service revenue and $24.8 million of equipment, engineering and support revenue. Total revenue declined 1% versus the comparable period of 2014, while service revenue was essentially flat from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2015.

The Company ended the quarter with 781,000 total billable subscribers, which compares to 726,000 for the year-ago period and is up from 766,000 for the quarter ended June 30, 2015. Total billable subscribers grew 8% year-over-year, driven by growth in machine-to-machine (“M2M”) customers.

“Iridium continues to succeed in a challenging macroeconomic environment,” said Matt Desch, CEO, Iridium. “While our commercial service revenues are being impacted by a strong U.S. dollar and weakness in the energy sector, we are benefitting from strength in government services and continued growth in M2M data services.”

Commenting on Iridium NEXT, Desch said, “We have revised the date of the initial launch of the Iridium NEXT program to reflect an updated delivery schedule from our prime satellite supplier, Thales Alenia Space. In consideration of this timeline, Iridium and launch service provider Kosmotras have now scheduled the deployment of the first two satellites of the Iridium NEXT constellation for April 2016, and we continue to expect the Iridium NEXT constellation to be fully operational by the end of 2017. Insurance for the initial launch has been fully bound, and Iridium has agreed with its lenders on material terms to amend its credit facility to provide additional flexibility in obtaining launch and in-orbit insurance.” Desch continued, “Once deployed, Iridium NEXT will offer advanced satellite services like AireonSM and Iridium CertusSM broadband, which will drive revenue growth in 2018 and beyond.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 60% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $63.2 million, a 4% decline from last year’s comparable period.

•	Commercial voice and data subscribers increased 1% from the year-ago period to 360,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $43 during the third quarter, compared to $47 in last year’s comparable period. The decline in voice and data ARPU was primarily due to continued declines in device usage, a non-recurring benefit in the prior-year period associated with prepaid airtime vouchers and foreign currency impacts in the Company’s Russian market. Commercial M2M data subscribers grew 12% from the year-ago period to 352,000 customers. Commercial M2M data ARPU was $15 during the third quarter, a decrease from $17 in last year’s comparable period. Lower M2M data ARPU was primarily attributable to the growth in subscribers using lower airtime usage plans.

•	Iridium’s commercial business ended the quarter with 712,000 billable subscribers, which compares to 669,000 for the prior-year quarter and is up from 701,000 for the quarter ended June 30, 2015. M2M data subscribers represented 49% of billable commercial subscribers, an increase from 47% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $18.0 million, a 13% increase from the prior-year period, driven by the Company’s airtime services contract with DISA.

•	Iridium’s government business ended the quarter with a record 69,000 subscribers, which compares to 57,000 for the prior-year quarter and is up from 65,000 for the quarter ended June 30, 2015. Government voice and data subscribers increased 15% from the year-ago period to 39,000 customers. M2M data subscribers increased 30% year-over-year and represented 43% of government subscribers, an increase from 40% at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.2 million during the third quarter, a 3% increase from the prior-year period. The increase in revenue from the year-ago quarter primarily reflects higher commercial handset sales.

•	The Company continues to expect equipment revenue will not grow in 2015 primarily due to the strong U.S. dollar.

Engineering & Support

•	Engineering and support revenue was $3.7 million during the third quarter, compared to $5.4 million in the prior year’s quarter due to the episodic nature of this government work.

Capital expenditures were $77.6 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the third quarter with a cash and marketable securities balance of $512.6 million and gross debt of $1.4 billion. Net debt was $843.0 million.

2015 Outlook

The Company affirmed its full-year 2015 outlook for total service revenue growth and OEBITDA. The Company continues to expect:

•	Total service revenue growth between 1% and 3% for the full-year 2015.

•	Full-year 2015 OEBITDA of approximately $230 million. OEBITDA for 2014 was $216.5 million.

	2015 Outlook (July 2015)	2015 Outlook (October 2015)
Total Service Revenue Growth	1% to 3%	Affirmed
2015 Operational EBITDA (OEBITDA)	Approximately $230 million	Affirmed

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2018 net leverage. Given our expected 2017 Iridium NEXT system completion, the Company continues to expect:

•	Total service revenue between $420 million and $465 million for the full-year 2018, an increase from $309.4 million for the full-year 2014.

•	OEBITDA margin of approximately 60% in 2018.

•	Negligible cash taxes from 2015 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2016.

•	Net leverage of approximately 4x OEBITDA in 2018.

	Long-Range Outlook (July 2015)	Long-Range Outlook (October 2015)
Total Service Revenue	$420 million to $465 million for the full-year 2018	Affirmed
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed
Cash Taxes	Negligible cash taxes from 2015 to approximately 2020	Affirmed
Peak Net Leverage	6.0x - 6.5x OEBITDA in 2016	Affirmed
2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational

EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net income	$29,547	$20,388	$76,554	$51,950
Interest expense	997	388	1,901	792
Interest income	(1,260)	(1,650)	(4,193)	(3,416)
Income taxes	16,369	12,068	45,352	32,827
Depreciation and amortization	12,932	19,677	39,107	59,615
Iridium NEXT expenses (income), net	3,751	5,108	12,973	13,305
Loss from investment in Aireon	—	161	—	4,296
Share-based compensation	1,666	2,533	6,215	6,098
Non-cash purchase accounting	(199)	(250)	(647)	(750)

Operational EBITDA	$63,803	$58,423	$177,262	$164,717

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 29, 2015. Callers should dial (877) 334-1964 or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 27832204. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, October 29, 2015 through Thursday, November 5, 2015 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 or (404) 537-3406 (from outside the U.S.) for an audio replay of the conference call using Access Code 27832204.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2015; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of and timing for launch and completion of Iridium NEXT; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on February 26, 2015, and in the Company’s Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on October 29, 2015, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

	Iridium Communications Inc. Consolidated Statements of Operations (In thousands)
	Three Months Ended September 30,
	2015	2014

Revenue:
Service revenue
Commercial	$63,200	$65,568
Government	18,000	16,000

Total service revenue	81,200	81,568
Subscriber equipment	21,180	20,550
Engineering and support service	3,654	5,375

Total revenue	106,034	107,493

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	13,990	16,372
Cost of subscriber equipment sales	11,559	15,244
Research and development	3,480	4,910
Selling, general and administrative	17,534	18,277
Depreciation and amortization	12,932	19,677

Total operating expenses	59,495	74,480

Operating profit	46,539	33,013

Other (expense) income:
Interest income, net	263	1,262
Undrawn credit facility fees	(774)	(1,454)
Other expense, net	(112)	(365)

Total other (expense) income	(623)	(557)

Income before income taxes	45,916	32,456
Provision for income taxes	(16,369)	(12,068)

Net income	29,547	20,388
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	2,109

Net income attributable to common stockholders	$25,688	$16,529

Operational EBITDA	$63,803	$58,423

	Iridium Communications Inc. Consolidated Statements of Operations (In thousands)
	Nine Months Ended September 30,
	2015	2014

Revenue:
Service revenue
Commercial	$180,640	$183,215
Government	54,000	48,000

Total service revenue	234,640	231,215
Subscriber equipment	56,488	61,040
Engineering and support service	13,832	15,791

Total revenue	304,960	308,046

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	43,192	47,305
Cost of subscriber equipment sales	31,487	42,424
Research and development	12,028	11,676
Selling, general and administrative	56,800	55,956
Depreciation and amortization	39,107	59,615

Total operating expenses	182,614	216,976

Operating profit	122,346	91,070

Other (expense) income:
Interest income, net	2,292	2,624
Undrawn credit facility fees	(2,621)	(4,413)
Other income, net	(111)	(4,504)

Total other (expense) income	(440)	(6,293)

Income before income taxes	121,906	84,777
Provision for income taxes	(45,352)	(32,827)

Net income	76,554	51,950
Series A Preferred Stock dividends	5,250	5,250
Series B Preferred Stock dividends	6,327	3,211

Net income attributable to common stockholders	$64,977	$43,489

Operational EBITDA	$177,262	$164,717

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2015	2014		2015	2014
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$47,246	$50,100	-6%	$134,647	$139,747	-4%
M2M data(2)	15,954	15,468	3%	45,993	43,468	6%

Total commercial voice and M2M data service	63,200	65,568	-4%	180,640	183,215	-1%

Government service revenue(3)	18,000	16,000	13%	54,000	48,000	13%

Total service revenue	81,200	81,568	0%	234,640	231,215	1%

Subscriber equipment	21,180	20,550	3%	56,488	61,040	-7%

Engineering and support(4)
Government	3,552	4,911	-28%	13,101	14,301	-8%
Commercial	102	464	-78%	731	1,490	-51%

Total engineering and support	3,654	5,375	-32%	13,832	15,791	-12%

Total Revenue	$106,034	$107,493	-1%	$304,960	$308,046	-1%

Operational EBITDA
Operational EBITDA	$63,803	$58,423	9%	$177,262	$164,717	8%

Other
Capital expenditures (5)	$77,591	$36,856		$251,797	$144,929

Net debt (6)	$842,969	$480,460

Cash, cash equivalents, and marketable securities	$512,569	$523,080

Credit Facility	$1,444,038	$1,089,540

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of September 30,		% Change
	2015	2014
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	360	356	1%
M2M data	352	313	12%

Total commercial voice and M2M data service	712	669	6%

Government
Voice and M2M data service
Voice and data	39	34	15%
M2M data	30	23	30%

Total government voice and M2M data service	69	57	21%

Total billable subscribers	781	726	8%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2015	2014		2015	2014
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	1	4	-75%	6	16	-63%
M2M data	10	15	-33%	27	40	-33%

Total commercial voice and M2M data service	11	19	-42%	33	56	-41%

Government
Voice and M2M data service
Voice and data	2	1	100%	4	3	33%
M2M data	2	1	100%	5	3	67%

Total government voice and M2M data service	4	2	100%	9	6	50%

Total billable subscribers	15	21	-29%	42	62	-32%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2015	2014		2015	2014
ARPU(2)
Commercial
Voice and data	$43	$47	-9%	$42	$45	-7%
M2M data	$15	$17	-12%	$15	$16	-6%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.